Exhibit 99.1

Vista Equity Partners Completes Acquisition of EngageSmart

BOSTON— January 26, 2024 — EngageSmart, Inc. (“EngageSmart” or “the Company”), a leading provider of vertically tailored customer engagement software and integrated payments solutions, today announced the completion of its acquisition by an affiliate of Vista Equity Partners (“Vista”), a leading global investment firm focused exclusively on enterprise software, data and technology-enabled businesses, for $23.00 per share in cash, valuing the Company at approximately $4.0 billion. With the completion of the acquisition, EngageSmart’s common stock ceased trading and the company is no longer listed on the New York Stock Exchange.

“Completing our transaction with Vista marks the beginning of an exciting new chapter for EngageSmart as a privately held company,” said Bob Bennett, EngageSmart CEO. “I’m confident that our customers and EngageSmart will benefit from the deep expertise of Vista and continued partnership with General Atlantic, two software and technology investors that are eager to help us build on our momentum to provide even more powerful, innovative and seamless solutions. I’d like to recognize the dedication and focus of our employees throughout this process. Our team delivers for customers every day and there is no doubt that they will continue to help customers provide the highest adopting digital engagement software, with integrated payments, to their clients.”

“EngageSmart’s success is based upon the Company’s demonstrated track record of innovation and product leadership,” said Michael Fosnaugh, Co-Head of Vista’s Flagship Fund and Senior Managing Director. “With our transaction now complete, we are eager to leverage our resources and value creation expertise to support the Company’s next phase of growth. We look forward to partnering with their team to build on EngageSmart’s strong momentum and bolster its position as a leader in the vertical software and payments space.”

“Vista seeks to partner with innovative founders and executives leading exceptional enterprise software companies,” said Jeff Wilson, Managing Director at Vista. “We share Bob’s vision and the EngageSmart team’s commitment to their customers who provide critical services for our communities.”

EngageSmart stockholders voted to approve the transaction at the Company’s Special Meeting of Stockholders on January 23, 2024.

Advisors

Evercore is acting as financial advisor to the Special Committee, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to the Special Committee.

Goldman Sachs & Co. LLC is acting as exclusive financial advisor to EngageSmart.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to General Atlantic.

BofA Securities and J.P. Morgan Securities LLC are serving as financial advisors to Vista, and Kirkland & Ellis LLP is acting as legal counsel to Vista.

About EngageSmart

EngageSmart is a leading provider of vertically tailored customer engagement software and integrated payments solutions. At EngageSmart, our mission is to simplify customer and client engagement to allow our customers to focus resources on initiatives that improve their businesses and better serve their communities. EngageSmart offers single instance, multi-tenant, true Software-as-a-Service (“SaaS”) vertical solutions, including SimplePractice, InvoiceCloud, and DonorDrive, that are designed to simplify our customers’ engagement with their clients by driving digital adoption and self-service. As of September 30, 2023, EngageSmart serves 116,200 customers in the SMB Solutions segment and 3,400 customers in the Enterprise Solutions segment across several core verticals: Health & Wellness, Government, Utilities, Financial Services, and Giving. For more information, visit www.engagesmart.com and follow us on LinkedIn.

About Vista Equity Partners

Vista is a leading global investment firm with more than $100 billion in assets under management as of September 30, 2023. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on X, @Vista_Equity.

About General Atlantic

General Atlantic is a leading global investor with more than four decades of experience providing capital and strategic support for over 500 growth companies throughout its history. Established in 1980 to partner with visionary entrepreneurs and deliver lasting impact, the firm combines a collaborative global approach, sector specific expertise, a long-term investment horizon and a deep understanding of growth drivers to partner with great entrepreneurs and management teams to scale innovative businesses around the world. General Atlantic has more than $77 billion in assets under management inclusive of all products as of September 30, 2023, and more than 220 investment professionals based in New York, Amsterdam, Beijing, Hong Kong, Jakarta, London, Mexico City, Miami, Mumbai, Munich, San Francisco, São Paulo, Shanghai, Singapore, Stamford and Tel Aviv. For more information on General Atlantic, please visit: www.generalatlantic.com.

Contacts

Investors

Josh Schmidt

EngageSmart, Inc.

IR@engagesmart.com

Media

EngageSmart:

Sharon Stern / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

ESMT-JF@joelefrank.com

Vista Equity Partners:

Brian Steel

media@vistaequitypartners.com

(212) 804-9170

General Atlantic:

Emily Japlon

media@generalatlantic.com